Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors and Stockholders:

Organic Agricultural Company Limited

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated August 13, 2018, relating to our audit of the balance sheets of Organic Agricultural Company Limited as of March 31, 2018 and 2017, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended March 31, 2018 and 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

 /s/ TAAD, LLP

Diamond Bar, California

August 13, 2018